Exhibit 10.2

FIRST AMENDMENT TO LEASE

This First Amendment to Lease (this “First Amendment”) is entered into as of October 29, 2021, by and between SNH Medical Office Properties Trust, a Maryland real estate investment trust (“Landlord”), and Prometheus Biosciences, Inc., a Delaware corporation (“Tenant”).

WHEREAS, Landlord and Tenant entered into that certain Lease dated March 24, 2021 (the “Lease”), for certain premises in the building located at 3050 Science Park Road, San Diego, California, as more particularly described in the Lease; and

WHEREAS, Landlord and Tenant have agreed to amend the Lease to extend the term thereof and expand the premises demised thereby, subject to and upon the terms and conditions hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing and for other consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant agree that the Lease is hereby amended as follows:

1.Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Lease.

2.The definition of “Original Term” set forth in Section 1.1 of the Lease is hereby amended to be the period commencing on the Commencement Date and expiring on the day that is seven (7) months following the day immediately preceding the tenth (10th) anniversary of the Expansion Date (as defined in Section 6(e) below), except that if such day is not the last day of a calendar month, the Original Term shall expire on the last day of the calendar month in which such day occurs. The period commencing on the first (1st) day of Month 121 of the Original Term and expiring on the last day of the Original Term, as determined pursuant to the preceding sentence, is hereinafter referred to as the “Original Premises Extension Term.”

3.For the period commencing on the Expansion Date and expiring at the end of the term, the premises demised by the Lease (the “Original Premises”) shall be expanded to include the entire rentable area of the first (1st) floor of the Building, consisting of 27,268 square feet (the “Expansion Premises”), substantially as shown on Exhibit A-1 attached hereto.

4.From and after the Expansion Date, (i) the definition of “Premises” set forth in Section 1.1 of the Lease is hereby amended to mean the Original Premises and the Expansion Premises, (ii) the definition of “Premises Rentable Area” set forth in Section 1.1 of the Lease is hereby amended to be 55,102 square feet, comprised of 27,834 square feet in the Original Premises and 27,268 square feet in the Expansion Premises and (iii) the definition of “Tenant’s Percentage” set forth in Section 1.1 of the Lease is hereby amended to be one hundred percent (100%).

5.Landlord shall deliver possession of the Expansion Premises to Tenant and Tenant agrees to accept the Expansion Premises with (i) those items of work set forth in Exhibit

A-1 to the Lease in the column titled “Provided by Landlord at Landlord Cost” substantially complete with respect to the Expansion Premises (hereinafter, the “Expansion Base Building Work”) (and all references to the second floor in such Exhibit A-1 shall mean the first floor for purposes of the Expansion Base Building Work), and (ii) with Landlord’s Expansion Work, as defined below, substantially complete. Other than with respect to the Expansion Base Building Work and Landlord’s Expansion Work, the Expansion Premises shall be delivered in their current condition as of the date of this First Amendment, Landlord’s sole obligation to make changes to such current condition prior to the Expansion Date being the Expansion Base Building Work and Landlord’s Expansion Work. Tenant acknowledges that except as set forth in this Section 5 it is not relying on any representations of Landlord or Landlord’s agents or employees as to the current condition of the Expansion Premises or the condition of the Expansion Base Building Work, and Landlord shall have no obligation with respect thereto except as may be expressly set forth in this First Amendment.  The Expansion Base Building Work will be completed in accordance with all applicable laws and building codes and in compliance with plans and permits for the Expansion Base Building Work as submitted to the City of San Diego, and no costs associated with the Expansion Base Building Work will be charged against Landlord’s Expansion Contribution or otherwise charged to Tenant, including any costs associated with changes required to cause the Expansion Base Building Work to comply with applicable laws.

6.(a)Tenant shall work with Landlord’s architect to prepare a space plan (the “Expansion Space Plan”) showing the improvements Tenant desires to have made to the Expansion Premises and submit the same to Landlord for Landlord’s approval within thirty (30) days following the date of this First Amendment. Landlord’s approval of the Expansion Space Plan shall not be unreasonably withheld or delayed with respect to alterations, additions or improvements that are consistent with the Approval Standards. Landlord shall respond to the Expansion Space Plan (either by approval, request for additional information, request for revision or communication of a reason for failure to approve) within ten (10) Business Days after the date of Landlord’s receipt of the Expansion Space Plan (or within five (5) Business Days of any resubmission thereof). Unless Landlord shall have approved the Expansion Space Plan, Tenant shall deliver to Landlord such additional information, documentation and/or revisions thereto as are reasonably requested by Landlord to obtain Landlord’s approval of the Expansion Space Plan and this process shall continue until the Expansion Space Plan is approved by Landlord.

After approval of the Expansion Space Plan by Landlord, Landlord shall cause its architect to prepare construction drawings and specifications (“Landlord’s Expansion Plans”) for the improvements to the Expansion Premises shown in the Expansion Space Plan and shall deliver Landlord’s Expansion Plans to Tenant for its approval. Tenant shall give Landlord a notice approving or disapproving Landlord’s Expansion Plans not later than ten (10) Business Days after Landlord’s Expansion Plans are delivered to Tenant. Any notice of disapproval shall identify with reasonable specificity any items that Tenant disapproves, provided that any such items that represent a requested change from the Expansion Space Plan shall be subject to Landlord’s reasonable approval, which may be withheld if the requested change is reasonably anticipated to (i) require changes that would (a) affect the Expansion Base Building Work or be located in areas outside of the Expansion Premises or (b) affect the condition of the Building outside of the Expansion Premises (and in all events any costs associated with any such approved changes to the Expansion Base Building Work and/or the Building as set forth in this clause (i) shall be deducted from Landlord’s Expansion Contribution), or (ii) result in more than a de minimus delay in the completion of Landlord’s Expansion Work (unless Tenant agrees that any such delay will be a Tenant Expansion Delay (as hereinafter defined), without the requirement of further notice). In the event Tenant gives Landlord a timely notice of disapproval, to the extent that the requested changes are reasonably acceptable to Landlord (subject to the conditions set forth in the immediately preceding sentence), Landlord shall make the necessary corrections to Landlord’s Expansion Plans and shall resubmit Landlord’s Expansion Plans to Tenant for Tenant’s approval (in which case Tenant shall have three (3) Business Days to review the corrected Landlord’s Expansion Plans and to notify Landlord of any errors or omissions as aforesaid, and to the extent Tenant fails to so notify Landlord, such resubmission shall be deemed approved) and this process shall continue until final Landlord’s Expansion Plans are approved by Tenant.

(b) Promptly after approval of final Landlord’s Expansion Plans by Tenant, Landlord shall exercise all reasonable efforts to complete the work specified therein (collectively, “Landlord’s Expansion Work”) by September 1, 2022, but Tenant shall have no claim against Landlord for failure so to complete Landlord’s Expansion Work by any such date except as hereinafter provided in Subsection (e) hereof. Landlord shall perform Landlord’s Expansion Work in compliance with all applicable laws, codes and regulations, in a good and workmanlike manner and using Building standard materials and installations except as agreed otherwise and specified in Landlord’s Expansion Plans.  Tenant agrees that Landlord may make any changes in Landlord’s Expansion Work from that shown on Landlord’s Expansion Plans to the extent necessary to accommodate field conditions, permitting requirements, unavailability of materials and other circumstances or conditions which first become apparent following approval of Landlord’s Expansion Plans, with the approval of Tenant, not to be unreasonably withheld or delayed. As soon as reasonably practicable, Landlord shall provide Tenant with a schedule for the completion of Landlord’s Expansion Work and will keep Tenant reasonably informed of any changes to such schedule.

(c)Landlord shall provide Tenant with an allowance (“Landlord’s Expansion Contribution”) of $6,135,300.00 for the performance of Landlord’s Expansion Work (which may include those portions of Landlord’s Expansion Work of the type set forth on Exhibit A-1 of the Lease in the column titled “Provided at Tenant’s Cost, subject to payment from Landlord’s Contribution and/or the Moving Allowance, subject to caps on FF&E Costs & the Moving Allowance”), and Tenant shall not be liable for any cost of Landlord’s Expansion Work to the extent that the cost thereof is less than or equal to Landlord’s Expansion Contribution, nor shall Tenant be entitled to any refund, credit or rent abatement except as set forth herein. To the extent that the cost of Landlord’s Expansion Work, as shown on the Approved Expansion Budget (defined below) exceeds Landlord’s Expansion Contribution (such excess being the “Expansion Excess Cost”), Tenant shall pay the entire Expansion Excess Cost within ten (10) days after delivery to Tenant of a final accounting of the cost of Landlord’s Expansion Work.  For purposes of this Section 6(c), the “cost” of Landlord’s Expansion Work shall be the actual cost to Landlord of performing Landlord’s Expansion Work including, without limitation, all architectural and engineering fees and expenses and all contractor charges for the cost of work and materials, the general contractor’s profit, general conditions and overhead and all filing fees and other permitting costs, Tenant’s project manager’s fee (not to exceed two percent (2%) of Landlord’s Expansion Contribution) and a construction management fee to be retained by Landlord for managing the design and construction of Landlord’s Expansion Work equal to three percent (3%) of the cost of Landlord’s Expansion Work exclusive of such fee (which shall be Landlord’s only fee in connection with Landlord’s Expansion Work). At Landlord’s request, Tenant shall execute an agreement (the “Expansion Excess Cost Agreement”) confirming only (i) Landlord’s estimate of any Expansion Excess Cost, and (ii) Tenant’s obligation to pay such Expansion Excess Cost in accordance with the terms of this First Amendment, within five (5) Business Days after Landlord’s request, and Landlord shall have no obligation to commence Landlord’s Expansion Work until Tenant shall have executed such Expansion Excess Cost Agreement.

Notwithstanding the foregoing or anything to the contrary contained in the Lease, if once the cost of Landlord’s Work, as defined in Section 3.3(b) of the Lease, shall have been finally determined, and there is an Excess Cost, then at Tenant’s election, Tenant may request Landlord to apply all or any portion of Landlord’s Expansion Contribution, in an amount specified by Tenant (not to exceed $6,135,300.00) by notice to Landlord, against such Excess Cost, whereupon Landlord’s Expansion Contribution shall be reduced by the amount so applied, all references in this Section 6 to “$6,135,300.00” shall be amended to reflect the amount of the reduced Landlord’s Expansion Contribution, and Landlord shall have no obligation to apply such amount against the cost of Landlord’s Expansion Work or Expansion FF&E Costs, as hereinafter defined (provided if the amount so specified by Tenant is less than the Excess Cost, Tenant shall pay the remaining Excess Cost in accordance with the provisions of Section 3.3(c) of the Lease).

Further notwithstanding the foregoing or anything to the contrary contained in the Lease, if once the cost of Landlord’s Work shall have been finally determined, the cost of Landlord’s Work together with any amounts reimbursed to Tenant on account of FF&E Costs shall be less than $6,262,650.00 (the positive difference being “Landlord’s Contribution Balance”), at Tenant’s election, Tenant may request to Landlord to apply all or any portion of Landlord’s Contribution Balance, in an amount specified by Tenant (not to exceed Landlord’s Contribution Balance) by notice to Landlord, against the Expansion Excess Cost (provided if the amount so specified by Tenant is less than the Expansion Excess Cost, Tenant shall pay the remaining Expansion Excess Cost to Landlord in accordance with the provisions of this Section 6).

Prior to the commencement of Landlord’s Expansion Work, Landlord will provide Tenant with a breakdown of all costs and expenses anticipated to be incurred in connection with Landlord’s Expansion Work, which budget will be prepared by Landlord based on bids, where applicable, and the general contractor’s reasonable estimate, and which will be a good faith estimate of the costs of Landlord’s Expansion Work. Tenant will approve or reasonably disapprove of such bids and budget (together, the “Expansion Bid Package”) within five (5) Business Days after its receipt of the Expansion Bid Package and in the event Tenant disapproves of any item in the Expansion Bid Package, Tenant will state with reasonable specificity which items it disapproves.  Landlord and Tenant will work together to resolve any disputes relating to the Expansion Bid Package, including making changes to Landlord’s Expansion Work as needed.  The Expansion Bid Package will thereafter be revised and resubmitted to Tenant for approval and such process will be repeated until the Expansion Bid

Package is approved by Tenant (as so approved, the “Approved Expansion Budget”). Any time required to revise Landlord’s Expansion Plans in order to reduce the budget as set forth above in excess of fifteen (15) Business Days will be considered a Tenant Expansion Delay (as defined below). Landlord shall not commence Landlord’s Expansion Work until Tenant shall have approved the Approved Expansion Budget.  Throughout the construction of Landlord’s Expansion Work, Landlord will notify Tenant promptly upon its discovery of any material changes to the Approved Expansion Budget. If the cost of Landlord’s Expansion Work is less than $6,135,300.00, then the lesser of the positive difference or $272,680.00 (such lesser amount being the “FF&E Balance”) may be used by Tenant as reimbursement for (i) the purchase of furniture, trade fixtures and equipment for the Expansion Premises, (ii) costs incurred by Tenant in connection with its move into the Expansion Premises or otherwise preparing the Expansion Premises for occupancy and (iii) the purchase and installation of cabling for the Expansion Premises (collectively, the “Expansion FF&E Costs”). Landlord shall reimburse Tenant for the Expansion FF&E Costs (in an amount equal to the lesser of the invoices submitted by Tenant or the FF&E Balance) within thirty (30) days after Tenant submits to Landlord paid invoices for the Expansion FF&E Costs, provided that Landlord shall have no obligation to make any payment to Tenant hereunder prior to the time that the cost of Landlord’s Expansion Work shall have been determined or at any time that there exists a Default of Tenant or with respect to any request for payment received later than ninety (90) days following the Expansion Substantial Completion Date, time being of the essence. In addition to the foregoing, if once the cost of Landlord’s Expansion Work shall have been finally determined the cost is less than $6,135,300.00, then one-half of any such positive difference, in an amount not to exceed $340,850.00, shall be added to the FF&E Balance to be applied against the Expansion FF&E Costs provided, however, in no event shall Landlord be required to apply more than $6,135,300.00 against the cost of Landlord’s Expansion Work together with the Expansion FF&E Costs.

Notwithstanding the foregoing or anything to the contrary contained in the Lease, to the extent that the FF&E Costs shall be less than the Balance (the positive difference being the “Original FF&E Balance”), at Tenant’s election, Tenant may request by notice to Landlord to apply all or any portion of the Original FF&E Balance, in an amount equal to the least of (i) the Original FF&E Balance, (ii) the amount of Landlord’s Contribution Balance, as reduced by any amount applied to the Expansion Excess Cost, or (iii) the amount specified by Tenant in such notice, against the Expansion FF&E Costs.

Any portion of Landlord’s Contribution and/or Landlord’s Expansion Contribution that Landlord is not required to apply against the cost of Landlord’s Work and/or Landlord’s Expansion Work and/or to reimburse to Tenant pursuant to Section 3.3 of the Lease and/or this Section 6 shall be the property of Landlord and Tenant shall have no claim thereto.

(d)Further, if requested by Tenant in writing, Landlord will provide Tenant with a moving allowance (the “Expansion Moving Contribution”) in an amount not to exceed $136,340.00 to be used as reimbursement for costs incurred by Tenant in connection with (i) moving expenses incurred in connection with Tenant’s move into the Expansion Premises, (ii) the purchase of furniture, trade fixtures and equipment for the Expansion Premises, (iii) the purchase and installation of cabling for the Expansion Premises, (iv) Tenant’s costs to install signage as set forth in Section 6.2.7 of the Lease (to the extent not reimbursed by Landlord’s Moving Contribution) and (v) any Expansion Excess Cost, provided that the Expansion Moving

Contribution shall be repaid to Landlord as hereinafter provided. The Expansion Moving Contribution shall be paid to Tenant within thirty (30) days after Tenant submits to Landlord a written request for payment accompanied by invoices from Tenant’s contractors and vendors for such costs; provided that, notwithstanding the foregoing, Landlord shall have no obligation to make the Expansion Moving Contribution available at any time that there exists a Default of Tenant or with respect to any request for payment received later than six (6) months after the Expansion Date. Tenant shall repay any portion of the Expansion Moving Contribution disbursed pursuant to this Section 6 to Landlord by increasing the Annual Fixed Rent for the Expansion Premises for the portion of the Original Term commencing on the first day of the first calendar month after which the Expansion Moving Contribution is paid to Tenant (the “Repayment Commencement Date”), by an amount equal to the level monthly payments of principal and interest, payable monthly, in advance, which would be necessary to repay the Expansion Moving Contribution disbursed pursuant to this Section 6(d), together with interest thereon at a rate of eight percent (8%) per annum, over the period from the Repayment Commencement Date through the last day of the Original Term. Tenant shall execute an amendment to the Lease confirming the increase in the Annual Fixed Rent on account of the Expansion Moving Contribution within five (5) Business Days after Landlord’s request.

(e)The “Expansion Substantial Completion Date” shall be the first day as of which (a) the Expansion Base Building Work is substantially complete, (b) Landlord’s Expansion Work has been completed except for minor items of work, correction or adjustment which can be completed without causing undue interference with Tenant’s use of the Expansion Premises (i.e., so called “punch list” items), (c) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, or its equivalent, executed by the project architect and the project general contractor shall have been certified to Landlord and a copy thereof delivered to Tenant, (d) Landlord shall have obtained a certificate of occupancy or its equivalent for the Expansion Premises (which may be conditional or temporary) if required by law for Tenant to occupy and use the Expansion Premises for the Permitted Uses and (e) the base Building systems and facilities serving the Expansion Premises shall be in good working order and in material compliance with applicable laws and building codes.  Landlord shall complete as soon as reasonably possible using good faith and continuous efforts all “punch list” items and Tenant shall afford Landlord access to the Expansion Premises for such purpose. Landlord shall notify Tenant in writing when Landlord in good faith believes that Landlord’s Expansion Work is substantially completed. Within three (3) Business Days after the giving of such notice to Tenant, Landlord, Landlord’s architect, Tenant (and Tenant’s architect or project manager, if any) shall jointly inspect the Expansion Premises at a time reasonably agreed to by the parties and develop the list of punch list items, provided that in the event of any dispute between Landlord and Tenant regarding whether or not Landlord’s Expansion Work is substantially complete, or if Tenant or Tenant’s architect or project manager (if any) shall fail to attend such inspection, the determination of Landlord’s architect as to whether Landlord’s Expansion Work is substantially complete and any list of punch list items developed by Landlord and/or Landlord’s architect shall be final and binding on Landlord and Tenant. The “Expansion Date” shall be the Expansion Substantial Completion Date.  Notwithstanding the foregoing, if Tenant’s personnel shall occupy all or any part of the Expansion Premises for the conduct of its business prior to the Expansion Date as determined pursuant to the preceding sentence, such date of conduct of business shall, for all purposes of the Lease as amended hereby, be the Expansion

Date. When the Expansion Date has been determined, such date shall be evidenced by a confirmatory document executed by Landlord and Tenant in the form substantially as shown on Exhibit B-1 attached hereto and delivered each to the other, but the failure of Landlord and Tenant to execute or deliver such document shall have no effect upon the Expansion Date. For clarity, Tenant’s personnel may perform tasks designed to prepare the Expansion Premises for occupancy, such as IT functions, which will not be deemed conduct of business for purposes of this Section 6.

If the Expansion Substantial Completion Date is delayed due to any change requested by Tenant to the Expansion Space Plan, or due to any change requested by Tenant to Landlord’s Expansion Plans or Landlord’s Expansion Work after Tenant shall have approved Landlord’s Expansion Plans, or due to any negligence, breach of the Lease or other wrongful conduct of Tenant or anyone acting under Tenant, or any interference with the performance of Landlord’s Expansion Work due to Tenant’s occupancy of portions of the Expansion Premises, such delay in the Expansion Substantial Completion Date shall be a “Tenant Expansion Delay”, and in such event Landlord may, at its option, require Tenant to commence payment of Annual Fixed Rent with respect to the Expansion Premises as of the date that the Expansion Date would have occurred in the absence of such Tenant Expansion Delay(s), provided that such election by Landlord shall not accelerate the actual Expansion Date and any amount payable by Tenant pursuant to such election shall be payable as Additional Rent in addition to all Annual Fixed Rent and Additional Rent payable by Tenant during the term. Notwithstanding the foregoing, no Tenant Expansion Delay shall be deemed to have occurred unless and until Landlord has provided notice to Tenant’s Expansion Construction Representative as provided below specifying the action or inaction that constitutes a Tenant Expansion Delay.  If such action or inaction is not cured within one (1) Business Day after the giving of such notice, then a Tenant Expansion Delay, as set forth in such notice, shall be deemed to have occurred commencing as of the date such notice was given and continuing for the number of days that the Expansion Substantial Completion Date is in fact delayed as a result of such Tenant Expansion Delay.

If the Expansion Substantial Completion Date has not occurred by December 1, 2022 (as such date may be extended for Tenant Expansion Delay and/or Force Majeure) and the Expansion Date shall not have occurred pursuant to the provisions of this Section 6, then Tenant may give Landlord notice thereof at any time thereafter detailing in what respects Landlord’s Expansion Work is not substantially complete and if Landlord shall not substantially complete all of Landlord’s Expansion Work within seven (7) days after delivery of such notice (other than due to Tenant Expansion Delay and/or Force Majeure), Tenant shall be entitled to receive a credit against the Annual Fixed Rent next coming due under the Lease  in the amount of $5,513.37 for each day during the period commencing upon the expiration of such seven (7) day-period and ending on the Expansion Substantial Completion Date. If the Expansion Substantial Completion Date has not occurred by February 1, 2023 (as such date may be extended for Tenant Expansion Delay and/or Force Majeure) and the Expansion Date shall not have occurred pursuant to the foregoing provisions of this Section 6, Tenant may by giving notice to Landlord at any time prior to the Expansion Substantial Completion Date, elect to terminate this First Amendment only and if Tenant shall make such election this First Amendment shall cease and come to an end without further liability or obligation on the part of either party thirty (30) days after the giving of such notice it being agreed that time is of the essence with respect to the giving of such notice, unless, within such thirty (30) day-period after Tenant’s notice, Landlord substantially completes Landlord’s Expansion Work (in which event such termination election shall be null and void). The parties acknowledge and agree that the Lease shall remain in full force and effect with respect to the Original Premises notwithstanding Tenant’s exercise of its right to terminate this First Amendment pursuant to the provisions of this paragraph. Tenant’s right to a rent credit and Tenant’s termination right, as set forth in this paragraph, shall be Tenant’s sole and exclusive remedy at law or in equity for Landlord’s failure to complete Landlord’s Expansion Work. If Tenant exercises the termination option in accordance with this paragraph and this First Amendment terminates as set forth herein, then as of the date of any such termination the provisions of this First Amendment shall thereafter be of no further force or effect, and Tenant will not be obligated to pay any amounts to Landlord on account of the Expansion Excess Cost and Landlord will refund to Tenant any additional Security Deposit, pre-paid rent or other amounts paid hereunder.

(f)Tenant shall be conclusively deemed to have accepted Landlord’s Expansion Work except for aspects of Landlord’s Expansion Work that are not in good working order and that are specified by Tenant in a notice to Landlord given within sixty (60) days after any such deficient aspect of Landlord’s Expansion Work becomes apparent to Tenant and not later than eleven (11) months after the Expansion Substantial Completion Date, time being of the essence. Landlord will obtain industry-standard warranties (which, to the extent available, shall be one (1) year warranties) from all contractors performing the Expansion Base Building Work and Landlord’s Expansion Work (whether new equipment is installed or existing equipment is refurbished) and will enforce such warranties in the event Tenant delivers notice of a deficiency within the time periods set forth in this Subsection (f).

(g)Provided the Lease is in full force and effect and the Expansion Date shall have occurred, in addition to Landlord’s Expansion Contribution and the Expansion Moving Contribution, Landlord shall provide Tenant with an allowance in an amount (the “Test Fit Contribution”) equal to the lesser of $4,090.20 or the reasonable third party costs incurred by Tenant in connection with the preparation of the Expansion Space Plan (“Tenant’s Design Costs”). Within thirty (30) days of submission to Landlord of paid invoices for Tenant’s Design Costs, Landlord shall reimburse Tenant in an amount equal to the lesser of $4,090.20 or Tenant’s Design Costs as shown by such paid invoices. Notwithstanding the foregoing, Landlord shall not be required to make payment of the Test Fit Contribution (a) if (or to the extent) Tenant shall not have submitted paid invoices for Tenant’s Design Costs by the date that is sixty (60) days following the Expansion Date, time being of the essence, (b) at any time when there exists any Default of Tenant and/or (c) if the Lease shall have terminated. Any balance of the Test Fit Contribution that Landlord is not required to reimburse to Tenant pursuant to this Subsection (g) shall be the property of Landlord and Tenant shall have no claim thereto.

(h)Both Landlord and Tenant shall appoint one individual as its “Expansion Construction Representative” who is authorized to act on its behalf in connection with any matters arising pursuant to this Section 6.  The Expansion Construction Representative may be changed from time to time by notice hereunder from the then current Expansion Construction Representative to the other party’s Expansion Construction Representative or by notice from Landlord or Tenant pursuant to Section 10.1 of the Lease.  Notwithstanding Section 10.1 of the Lease, any notices or other communication under this Section 6 may be made by letter or other writing sent by U.S. mail or email, provided the communication is made by one party’s

Expansion Construction Representative to the other party’s Expansion Construction Representative.

7.Landlord hereby acknowledges that, as of the date of this First Amendment, the Expansion Premises have not been inspected by a Certified Access Specialist (“CASp”).  Tenant hereby acknowledges and understands that Landlord has made the foregoing statement in satisfaction of its disclosure obligations under Section 1938 of the California Civil Code. A CASp can inspect the Expansion Premises and determine whether the Expansion Premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the Expansion Premises, Landlord may not prohibit Tenant from obtaining a CASp inspection of the Expansion Premises for the occupancy or potential occupancy of the Expansion Premises by Tenant, if requested by Tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the Expansion Premises. In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp designated by Landlord, subject to Landlord's reasonable rules and requirements; (b) Tenant, at its sole cost and expense, shall be responsible for making any improvements or repairs within the Expansion Premises to correct violations of construction-related accessibility standards; and (c) if a CASp inspection done by or for Tenant in its use or occupancy of the Expansion Premises shall require any improvements or repairs to the Building or Property (outside the Expansion Premises) to correct violations of construction-related accessibility standards, then Tenant shall reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such improvements or repairs.

8.For purposes of clarification, Section 3.3(c) of the Lease is hereby amended to reflect that in no event shall Landlord’s Contribution exceed a total of $6,262,650.00.

9.For purposes of clarification, the definition of “Annual Fixed Rent” set forth in Section 1.1 of the Lease is hereby amended to reflect that if the Commencement Date does not occur on the first day of a calendar month, Tenant shall pay pro-rated Annual Fixed Rent for the Original Premises for the partial month in which the Commencement Date occurs at the annual rate applicable to Months 1-12 of the term as set forth in such Section 1.1.

10.The definition of “Annual Fixed Rent” set forth in Section 1.1 of the Lease is hereby further amended to reflect that (i) the Annual Fixed Rent for the Original Premises for the first year of the Original Premises Extension Term shall be equal to one hundred and three percent (103%) of the Annual Fixed Rent in effect with respect to the Original Premises on the day preceding the commencement of such Original Premises Extension Term without giving effect to any abatements, set-offs or concessions then in effect (i.e., $2,513,721.36 per annum for the first (1st) twelve months of the Original Premises Extension Term), and (ii) the Annual Fixed Rent for the Original Premises for each succeeding year of the Original Premises Extension Term shall be equal to one hundred and three percent (103%) of the Annual Fixed Rent for the Original Premises for the immediately preceding year without giving effect to any abatements, set-offs or concessions then in effect. As amended by Section 9 hereof and this Section 10, the

Annual Fixed Rent schedule set forth in Section 1.1 of the Lease shall remain in full force and effect.

11.Commencing on the Expansion Date, in addition to Annual Fixed Rent for the Original Premises as set forth in Section 1.1 of the Lease (as amended hereby), Tenant shall pay Annual Fixed Rent for the Expansion Premises in accordance with the following schedule:

Year	Annual Fixed Rent per rentable square foot per annum	Annual Fixed Rent (per annum)	Monthly Installments
1	$73.80	$2,012,378.40	$167,698.20
2	$76.01	$2,072,749.75	$172,729.15
3	$78.29	$2,134,932.24	$177,911.02
4	$80.64	$2,198,980.21	$183,248.35
5	$83.06	$2,264,949.62	$188,745.80
6	$85.55	$2,332,898.11	$194,408.18
7	$88.12	$2,402,885.05	$200,240.42
8	$90.76	$2,474,971.60	$206,247.63
9	$93.49	$2,549,220.75	$212,435.06
10	$96.29	$2,625,697.37	$218,808.11
11	$99.18	$2,704,468.29	$225,372.36

For purposes of the timing of the adjustments in the amount of Annual Fixed Rent with respect to the Expansion Premises, the first “Year” shall be the period beginning on the Expansion Date and ending on the day preceding the first (1st) anniversary of the Expansion Date (except that if the Expansion Date is not the first day of a calendar month, the first (1st) Year shall be the period commencing on the Expansion Date and expiring on the last day of the calendar month in which the first (1st) anniversary of the Expansion Date shall occur, and Tenant shall pay pro-rated Annual Fixed Rent for the Expansion Premises for the month in which the Expansion Date occurs at the annual rate for Year 1 plus Annual Fixed Rent for the next twelve full months of Year 1, subject to the provisions of following paragraph), with each succeeding Year being the twelve (12) month period following the preceding Year, except that the last Year shall include only the last seven (7) months of the Original Term.

Notwithstanding the foregoing, Annual Fixed Rent for the Expansion Premises shall be abated for months two (2) through eight (8) of the first Year provided, however, should there be a Default of Tenant at any time on or before the last day of such seven-month period, then Tenant shall no longer be entitled to an abatement of Annual Fixed Rent pursuant to this paragraph from and after the date of such Default of Tenant.  The “Expansion Full Rent Date” shall be the date immediately succeeding the last day of the aforesaid seven-month abatement period. For the avoidance of doubt, Tenant shall be responsible for the payment of Additional Rent during the aforesaid abatement period in accordance with the provisions of the Lease.

12.Section 2.4 of the Lease is hereby deleted in its entirety; in lieu thereof, Tenant shall have an option (the “Early Termination Option”) to terminate the term of the Lease without cause with respect to the entire Premises (i.e., the Original Premises and the Expansion Premises) or with respect to either the Original Premises or the Expansion Premises only, effective as of the day immediately preceding the seventh (7th) anniversary of the Expansion Full Rent Date (the “Early Termination Date”) as specified in a notice given to Landlord not less than twelve (12) months prior to the Early Termination Date. As a condition to the effectiveness of Tenant’s notice exercising the Early Termination Option Tenant shall pay Landlord, concurrently with such notice, the applicable Termination Fee, determined as set forth below.

The “Termination Fee” shall be determined as follows: (i) if Tenant shall elect to terminate the Lease with respect to the entire Premises, the Termination Fee shall be an amount equal to $5,500,000.00, plus any portion of Landlord’s Moving Contribution, as defined in Section 3.3(d) of the Lease, that has not yet been repaid to Landlord as of the Early Termination Date, plus any portion of the Expansion Moving Contribution, as defined in Section 6(d) above, that has not yet been repaid to Landlord as of the Early Termination Date, (ii) if Tenant shall elect to terminate the Lease with respect to the Original Premises only, the Termination Fee shall be an amount equal to $2,750,000.00 plus any portion of Landlord’s Moving Contribution that has not yet been repaid to Landlord as of the Early Termination Date and (iii) if Tenant shall elect to terminate the Lease with respect to the Expansion Premises only, the Termination Fee shall be an amount equal to $2,750,000.00 plus any portion of the Expansion Moving Contribution that has not yet been repaid to Landlord as of the Early Termination Date.

If Tenant shall terminate the Lease with respect to either portion of the Premises, Tenant shall vacate such portion (i.e., the Original Premises or Expansion Premises, as applicable), on or before the Early Termination Date, and surrender the same to Landlord in accordance with the provisions of Section 6.1.9 of the Lease, and Tenant’s failure to so vacate and surrender such portion shall be deemed a “holding over” with respect to the applicable portion of the Premises pursuant to Section 8.5 of the Lease. After Tenant’s exercise of its termination option with respect to either portion of the Premises pursuant to this Section 12, Landlord shall prepare an amendment to the Lease to reflect changes to the definitions of “Premises”, “Premises Rentable Area”, “Annual Fixed Rent” and “Tenant’s Percentage”, and to Tenant’s allotment of parking spaces and any other terms of the Lease affected by such partial termination, and Tenant shall execute such amendment and deliver the same to Landlord within five (5) Business Days after Tenant’s receipt thereof.

13.Section 2.5 of the Lease is hereby deleted in its entirety and Tenant shall have no further right of first refusal.

14.Section 2.6 of the Lease is hereby amended to reflect that Tenant shall have the option to extend the term of the Lease with respect to the entire Premises (i.e., the Original Premises and the Expansion Premises) or with respect to either the Original Premises or the Expansion Premises, as specified by Tenant in its Election Notice, and all references in Section 2.6 of the Lease to the term “Premises” shall mean the entire Premises, the Original Premises or the Expansion Premises as so specified by Tenant. Notwithstanding the foregoing, if Tenant shall have exercised its option to terminate the term of the Lease with respect to a portion of the Premises pursuant to Section 12, Tenant’s option to extend the term of the Lease pursuant to this Section 14 shall not apply to the space as to which Tenant has exercised its termination option, Tenant shall only have the option to extend the term of the Lease with respect to the Premises then demised by the Lease and all references in Section 2.6 of the Lease to the term “Premises” shall mean the Premises then demised by the Lease.

Tenant acknowledges that if it shall not have exercised its right to terminate the term of the Lease with respect to either portion of the Premises pursuant to Section 12, and Tenant shall elect to extend to the term of the Lease for either the Original Premises or the Expansion Premises only, then on the expiration or earlier termination of the Original Term, the provisions of Section 6.1.9 of the Lease shall apply to the portion of the Premises as to which Tenant has not elected to exercise its extension option as if the term of the Lease had expired and Tenant’s failure to vacate and surrender the applicable portion of the Premises in accordance with the provisions of Section 6.1.9 of the Lease by the end of the Original Term shall be deemed a “holding over” with respect to such portion of the Premises pursuant to Section 8.5. of the Lease. After Tenant’s exercise of its extension option with respect to either portion of the Premises pursuant to this Section 14, Landlord shall prepare an amendment to the Lease to reflect changes to the definitions of “Premises”, “Premises Rentable Area”, “Annual Fixed Rent” and “Tenant’s Percentage”, and to Tenant’s allotment of parking spaces and any other terms of the Lease affected by such partial extension and Tenant shall execute such amendment and deliver the same to Landlord within five (5) Business Days after Tenant’s receipt thereof.

As amended hereby, Section 2.6 of the Lease shall remain in full force and effect.

15.Concurrently with the execution of this First Amendment, Tenant shall deposit with Landlord an additional security deposit in the amount of $503,094.60, whereupon the definition of “Security Deposit” set forth in Section 1.1 of the Lease shall be amended to be $970,705.80. Such additional security deposit shall be subject to the provisions of Section 4.7 of the Lease and may be deposited in the form of cash or a letter of credit pursuant to such Section 4.7.

16.For purposes of clarification, from and after the Expansion Date, Section 5.1.4 of the Lease shall remain in full force and effect and Landlord shall continue to be responsible for making repairs and replacements as set forth therein including, without limitation, to any common plumbing, electrical and HVAC equipment and systems, life safety systems, roof membrane, elevators and any other common equipment or systems in the Building and all utility lines providing utilities to the Building (exclusive of equipment installed by Tenant and those repairs required to be made by Tenant pursuant to Section 6.1.3 of the Lease and repairs or replacements occasioned by any act or negligence of Tenant, its servants, agents, customers, contractors, employees, invitees or licensees), regardless of whether Tenant occupies all or a portion of the Building and notwithstanding the provisions of Section 6.1.3 of the Lease requiring Tenant to perform repairs to all fixtures, systems and equipment exclusively serving the Premises. Landlord hereby acknowledges that the common HVAC equipment in the Building shall not constitute “Separate HVAC Equipment” for purposes of Section 6.1.3 of the Lease.

17.With respect to the portion of the term commencing on the Expansion Date, Section 5.5 of the Lease is hereby amended to reflect that Landlord shall make available to Tenant, its employees and invitees, at no additional charge, one hundred and thirty-two (132) parking spaces, which number shall be subject to reduction if Tenant shall exercise its right to terminate the term of the Lease with respect to a portion of the Premises pursuant to Section 12 or to extend the term of the Lease with respect to a portion of the Premises pursuant to Section 14.

18.The fourth (4th) paragraph of Section 6.2.1 of the Lease is hereby amended by deleting item (vi) thereof in its entirety and replacing it with “any such sublease shall result in the Premises being occupied by (x) more than four (4) parties (including Tenant) at any one time if Tenant leases one hundred percent (100%) of the rentable square footage of the Building or (y) more than two (2) parties (including Tenant) at any one time if Tenant leases less than one hundred percent (100%) of the rentable square footage of the Building.”

19.Section 6.2.7 of the Lease is hereby amended to reflect that so long as Tenant shall lease one hundred percent (100%) of the rentable square footage of the Building, Tenant shall have the exclusive right to install and maintain a single building-mounted sign on the top of the Building, subject to the provisions of such Section 6.2.7.

20.Tenant hereby agrees that it shall deliver updated Hazardous Materials Documents to Landlord no later than thirty (30) days prior to its initial occupancy of the Expansion Premises in accordance with the provisions of Section 6.2.9 of the Lease.

21.Landlord and Tenant each warrants and represents that it has dealt with no broker in connection with the consummation of this First Amendment other than Cushman & Wakefield (“Cushman”), representing Tenant, and Jones Lang LaSalle (“JLL”), representing Landlord, and in the event of any brokerage claims or liens, other than by Cushman and/or JLL against Landlord, Tenant or the Property predicated upon or arising out of prior dealings with Tenant or Landlord, the party with whom the broker claims to have dealt agrees to defend the same and indemnify and hold the other party harmless against any such claim, and to discharge any such lien. Landlord shall pay a brokerage commission arising out of the consummation of this First Amendment to JLL pursuant to a separate agreement between Landlord and JLL that requires JLL in turn to pay Cushman.

22.As amended hereby, the Lease is hereby ratified and confirmed.

IN WITNESS WHEREOF, the parties hereunto have executed this First Amendment as of the date first written above.

Landlord:

SNH Medical Office Properties Trust

By:  The RMR Group LLC, its agent

By:   /s/ Jennifer F. Francis/SJF/

Jennifer F. FrancisExecutive Vice President

Tenant:

Prometheus Biosciences, Inc.

By:/s/ Mark McKenna/SMM/

Mark McKenna

Chairman, President and

Chief Executive Officer